EXHIBIT 99.1

Contact:

Equus Total Return, Inc.
1-888-323-4533

EQUUS ANNOUNCES FOURTH QUARTER NET ASSET VALUE

HOUSTON, TX – April 11, 2025 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of December 31, 2024, of $29.5 million. Net asset value per share decreased to $2.17 as of December 31, 2024, from $2.96 as of September 30, 2024. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Net assets	$29,510	$40,165	$49,792	$45,892	$48,287
Shares outstanding	13,586	13,586	13,586	13,586	13,586
Net assets per share	$2.17	$2.96	$3.66	$3.38	$3.55

Portfolio Value Changes. The following were the principal contributors to the changes in fair value of the Company’s portfolio holdings in the fourth quarter of 2024:

•	Decrease in Fair Value of Morgan E&P. Morgan E&P, LLC (“Morgan”) holds development rights to approximately 6,707 net acres in the Bakken/Three Forks formation in the Williston Basin of North Dakota. During the fourth quarter of 2024, the forward price curve for oil decreased significantly, and certain of Morgan’s proved reserves were reclassified from producing to non-producing. Principally as a result of these two factors, the fair value of the Company’s equity holding in Morgan decreased $6.0 million, from $19.0 million as of September 30, 2024 to $13.0 million as of December 31, 2024.

•	Decrease in Fair Value of Equus Energy. During the fourth quarter of 2024, the fair value of the Company’s holding in Equus Energy, LLC (“Equus Energy”) decreased $4.0 million, from $8.0 million to $4.0 million, largely as a consequence of the decrease in the forward price curve for oil during the quarter, as well as a result of the subsequent sale of Equus Energy described below.

The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of its investments in Morgan and Equus Energy.

Recent Events. Subsequent to the end of 2024, the Company undertook the following transactions:

•	Issuance of Convertible Note and Warrants. On February 10, 2025, the Company issued a 1-year senior convertible promissory note bearing interest at the rate of 10.0% per annum in exchange for $2.0 million in cash (“Equus Note”). The Equus Note is convertible into shares of the Company’s common stock at a conversion price of $1.50 per share. Contemporaneously with the issuance of the Equus Note, the Company also issued two common stock purchase warrants to acquire an aggregate of 2,000,000 shares of the Company’s common stock at an exercise price of $1.50 per share.

•	New Portfolio Investment. On February 10, 2025, the Company purchased from General Enterprise Ventures, Inc., a developer of fire suppression products (OTC Markets: GEVI), a 1-year senior convertible promissory note bearing interest at the rate of 10% per annum, in exchange for $1.5 million in cash (“GEVI Note”). The GEVI Note is convertible into shares of GEVI’s common stock at a conversion price of $0.40 per share. Contemporaneously with the purchase of the GEVI Note, the Company also received a common stock purchase warrant to acquire an aggregate of 1,875,000 shares of GEVI common stock at an exercise price of $0.50 per share.

•	Sale of Equus Energy. On March 3, 2025, the Company sold Equus Energy to North American Energy Opportunities Corp., a developer of upstream oil and gas assets (“NAEOC”). The consideration provided by NAEOC consisted of $1.25 million in cash and 27,500 shares of preferred stock, redeemable within 6 months of the date of issuance at $100.00 per share, or an aggregate of $2.75 million, conditional upon Equus facilitating NAEOC’s acquisition of operating rights with respect to Equus Energy’s holdings in the Conger Field, as well as the acquisition of the working interests associated with the Conger Field not already held by Equus Energy.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.